Exhibit 99.1

FOR IMMEDIATE RELEASE
January 22, 2015

Greer Bancshares Incorporated Reports Annual Profit

Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported annual net income attributable to common shareholders of $3,030,000 or $1.22 per diluted common share, as compared to the prior year net income of $8,209,000 or $3.30 per diluted common share. The prior year was aided significantly by a credit to the loan loss provision for $1,700,000, as well as a net tax benefit of $3,801,000 due to the non-cash reversal of the deferred tax asset valuation allowance. As previously reported, the bank has repurchased all of its TARP preferred stock. Other highlights of 2014 include the establishment of a new mortgage and loan production office in Clemson, the launch of a Private Banking initiative, and the establishment of the Greer State Bank Foundation, a 501c3 for the purpose of supporting local non-profits.

Total loans outstanding increased 3.5% to $194 million, up from $187 million at December 31, 2013. While total deposits decreased from $253 million to $245 million, checking and savings deposits increased during the year by 4.8%. The bank’s non-accrual loans were 1.10% of gross loans outstanding, an improvement from 1.36% at December 31, 2013.

George Burdette, President and CEO commented, “We are pleased with our financial performance over the past year and feel that we are well positioned to engage in the positive momentum and the strong prospects for the markets we serve. Located in the middle of the Charlotte-Atlanta corridor, with the junction of two interstate highways, a regional airport and most recently the Inland Port, the Greer area has shown remarkable growth and progress. At Greer State Bank, our goal is to be the top performing community bank for the area, helping to facilitate prudent growth and development, and contributing to the quality of life for all. Essentially, our vision is to see people’s lives positively changed by their association with Greer State Bank.”

About Greer State Bank
Now in its twenty-seventh year of operations, Greer State Bank serves the greater Greer community with three branch offices, a fourth branch office in the Taylors community and a mortgage/business lending office in Clemson. Greer Bancshares Incorporated trades in the over the counter market and is quoted on the OTC Bulletin Board under the symbol GRBS. Greer State Bank is FDIC Insured and an Equal Housing Lender.

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This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions, are intended to identify forward-looking statements. Actual results may differ materially from the results discussed in the forward-looking statements. The Company’s operating performance is subject to various risks and uncertainties. For a description of factors which may cause actual results to differ materially from such forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The Company undertakes no obligation to update any forward-looking statements made in this report.

Greer Bancshares Incorporated	For Additional Information
1111 West Poinsett Street	Contact: George Burdette
Greer, SC 29650	Phone: (864) 877-2000